Exhibits 8.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

June 5, 2023

BA Credit Card Funding, LLC
214 North Tryon Street
Suite #21-39
NC1-027-21-04
Charlotte, North Carolina 28255

Re:	BA Credit Card Funding, LLC
BA Master Credit Card Trust II
BA Credit Card Trust
Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel for BA Credit Card Funding, LLC, a Delaware limited liability company (“Funding”), in connection with the Registration Statement on Form SF-3 (the “Registration Statement”), filed on November 29, 2021 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of the offering of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of BA Credit Card Trust (the “Trust”) and for the registration under the Act of the deemed offering of the Series 2001-D certificate (the “Collateral Certificate”) representing an interest in BA Master Credit Card Trust II (the “Master Trust”).  Each Series of Notes will be issued pursuant to the Master Indenture (as defined below), and is comprised of a number of classes of Notes (each, a “Class”).  Each Class of Notes is comprised of a number of tranches of Notes (each, a “Tranche”).  Each Tranche of Notes will be issued pursuant to the Fourth Amended and Restated Indenture, dated December 17, 2015 (the “Master Indenture”), as supplemented by the Third Amended and Restated BAseries Indenture Supplement, dated December 17, 2015 (the “Indenture Supplement”), and as further supplemented by a terms document relating to each such Tranche (each, a “Terms Document” and, in each such case, together with the Master Indenture and the Indenture Supplement, the “Indenture”), in each case between the Trust and The Bank of New York Mellon, as Indenture Trustee.  The Collateral Certificate has been issued pursuant to the Fourth Amended and Restated Pooling and Servicing Agreement, dated December 17, 2015, by and among Funding, as Transferor, FIA Card Services, National Association (the “Bank”), as Servicer, and The Bank

of New York Mellon, as trustee of the Master Trust (the “Trustee”), as amended by the Fifth Amended and Restated Series 2001-D Supplement thereto, dated December 17, 2015 (as so amended, the “Pooling and Servicing Agreement”).

As such counsel, we have examined and relied upon originals or copies of (i) the Prospectus (as defined below), (ii) the Indenture, (iii) the Pooling and Servicing Agreement, (iv) the Second Amended and Restated Limited Liability Company Agreement of Funding, dated July 8, 2015, as amended by the First Amendment thereto, dated December 17, 2015 and (v) such other corporate records, documents, agreements or instruments as we consider appropriate.  As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of Funding and others, and have assumed, without independent inquiry, the accuracy of those representations, statements and certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the form of prospectus (the “Prospectus”) included therein.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Attorneys involved in the preparation of this opinion letter are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal tax laws of the United States of America.

Finally, you have informed us that (i) between February 17, 2012 and June 11, 2021, Chapman and Cutler LLP acted as your special tax counsel, and (ii) between June 11, 2021 and April 23, 2023, Orrick, Herrington & Sutcliffe LLP, acted as your special tax counsel, in each case with respect to the Master Trust, the Trust and the Notes, and in that capacity rendered opinions regarding the classification of the Master Trust, the Trust and the Notes for federal income tax purposes and certain other federal income tax matters required to be addressed pursuant to the transaction documents during the time period referenced above.  We have assumed the accuracy of such opinions and any other opinions addressing tax matters delivered pursuant to the transaction documents during the time period referenced above, and have not been asked to and have not investigated any matters covered by any such opinions nor reviewed any of the transaction documents or instruments referenced therein except as otherwise specifically referenced herein.

Based on the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that as of the date hereof, the statements in the Prospectus under the headings “Prospectus Summary—Tax Status” and “Federal Income Tax Consequences,” insofar as they purport to describe certain provisions of United States federal income tax law or legal conclusions with respect thereto, are correct in all material respects.

Our opinion above is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, all of which are subject to change both prospectively and retroactively, as well as upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  We also note that the Prospectus does not relate to a specific transaction and, accordingly, the descriptions of United States federal income tax consequences referred to above may require modification in the context of a subsequent transaction.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the references to this firm in the Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of Funding, the Master Trust, the Trust or any dealer in connection with the registration of the Notes under the securities or blue sky laws of any state or jurisdiction.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Act.

Very truly yours,

Morgan, Lewis & Bockius LLP